EXHIBIT 10.5

                           CONVEST ENERGY CORPORATION

                                 [CONVEST LOGO]

                                 October 9, 1996

Mr. Gary L. Pittman
Convest Energy Corporation
2401 Fountainview Drive, Suite 700
Houston, Texas  77057

Dear Gary:

        This letter shall set forth our agreement regarding your severance arrangement which is contingent upon you remaining an employee of Convest Energy Corporation ( "Convest"), through November 15, 1996. If you voluntarily leave the Company prior to such date, you will be entitled to receive only the severance payment under the Company's severance policy. If you stay as an employee through November 15, 1996, however, you will be entitled to the following severance benefits:

        1. You will continue to be paid your base annual salary of $150,000 until December 9, 1997 [November 15, 1997 plus vacation days] (the "Continuation Period"). Notwithstanding the above, you shall have the option, at any time after January 1, 1997, to elect to have the Company pay your base salary for the remainder of the Continuation Period in a lump sum in cash, less applicable withholding taxes.

        During the Continuation Period, the Company will (i) pay the Company's portion of the cost of continued health and dental coverage under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") that would otherwise be payable by you in order to maintain COBRA coverage for you under the terms of the Company's existing group health and dental insurance policies, and (ii) convert your coverage under the Company's existing group life insurance and long term disability insurance to individual policies (to the extent available from the Company's insurance carriers) and pay the premiums on those policies. You will also continue to participate in Convest's 401(k) plan during the Continuation Period in accordance with the applicable terms of the plan.

        2. Your stock options for 64,727 shares of Common Stock will immediately vest in full and will be exercisable for a period ending on November 15, 1997.
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October 9, 1996
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        3. You will be permitted to take the personal laptop computer/docking station and printer currently used by you without cost to you other than any required payroll withholding based on the estimated fair market value of such equipment.

        This severance arrangement shall be in lieu of any severance payable under the Company's existing severance policy.

        If the foregoing accurately sets forth our agreement with respect to your severance arrangement, please evidence your agreement by executing this letter in the space provided below and returning it to me.

                                         Very truly yours,

                                         CONVEST ENERGY CORPORATION


                                         By:/s/ MICHAEL Y. MCGOVERN
                                                MICHAEL Y. McGOVERN, Chairman

AGREED TO AS of the 21 day of October, 1996:

/s/ GARY L. PITTMAN
GARY L. PITTMAN

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